Exhibit 21.1

Subsidiaries of the Registrant

SpeedFam-IPEC Corporation	Wholly Owned	Direct

SpeedFam-IPEC Precision, Inc.	Wholly Owned	Indirect

SpeedFam-IPEC Limited	Wholly Owned	Direct

SpeedFam-IPEC GmbH	Wholly Owned	Direct

SpeedFam-IPEC International Services	Wholly Owned	Indirect

SpeedFam-IPEC Sales, Inc.	Wholly Owned	Indirect

SpeedFam-Ipec K.K	Wholly Owned	Indirect

SpeedFam-IPEC Korea Ltd.	Wholly Owned	Indirect

SpeedFam-IPEC (S.E.A.) Pte. Ltd.	Wholly Owned	Indirect

SpeedFam-IPEC (Malaysia) Sdn.. Bhd	Wholly Owned	Indirect